ILLINOIS EXTENSION PIPELINE COMPANY, L.L.C.
FINANCIAL STATEMENTS

As of the years ended December 31, 2016 and 2015
and for the three years ended December 31, 2016

ILLINOIS EXTENSION PIPELINE COMPANY, L.L.C.
TABLE OF CONTENTS

Page(s)
Report of Independent Auditors .....................................................................................................................	1
Financial Statements
Statements of Income (Loss) ...............................................................................................................................	2
Statements of Cash Flows....................................................................................................................................	3
Statements of Financial Position .........................................................................................................................	4
Statements of Members’ Equity ..........................................................................................................................	5
Notes to Financial Statements .............................................................................................................................	6

Report of Independent Auditors

To Management of Illinois Extension Pipeline Company, L.L.C.:

We have audited the accompanying financial statements of Illinois Extension Pipeline Company, L.L.C., which comprise the statements of financial position as of December 31, 2016 and 2015, and the related statements of income, members’ equity and cash flows for each of the three years in the period ended December 31, 2016.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Illinois Extension Pipeline Company, L.L.C. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2016 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 7 to the financial statements, the Company has entered into significant transactions with Marathon Petroleum Company, L.P., a related party. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP

Houston, TX
March 27, 2017

ILLINOIS EXTENSION PIPELINE COMPANY, L.L.C.
STATEMENTS OF INCOME (LOSS)

	For the year ended December 31,
	2016	2015	2014
	(in thousands)
Operating revenues:
Operating revenue - affiliate................................	$109,988	$3,972	$—
Operating revenue................................................	4,940	—	—
	114,928	3,972	—
Operating expenses :
Operating and administrative..............................	$2,059	$207	$8
Operating and administrative - affiliate..............	9,346	1,077	—
Depreciation and amortization............................	28,352	1,496	—
	39,757	2,780	8
Net income (loss )....................................................	$75,171	$1,192	$(8)

The accompanying notes are an integral part of these financial statements.

ILLINOIS EXTENSION PIPELINE COMPANY, L.L.C.
STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2016	2015	2014
	(in thousands)
Cash provided by (used in) operating activities:
Net income (loss).......................................................................	$75,171	$1,192	$(8)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization ..............................................	28,352	1,496	—
Loss on sale of asset ..............................................................	294	—	—
Changes in operating assets and liabilities:
Receivables, trade and other..............................................	(1,055)	—	—
Due from affiliates ............................................................	(4,297)	(3,972)	—
Other current assets ..........................................................	(105)	—	—
Other assets .......................................................................	(1,103)	—	—
Due to affiliates ................................................................	1,244	76	—
Accounts payable and other ..............................................	404	—	—
Deferred revenue...............................................................	2,886	—	—
Property and other taxes payable.......................................	(1,505)	—	—
Net cash provided by (used in) operating activities ........................	100,286	(1,208)	(8)
Cash used in investing activities:
Additions to property, plant and equipment (Note 8).................	(138,492)	(462,971)	(169,500)
Proceeds from sale of asset.........................................................	665	—	—
Other.............................................................................................	39	(37)	—
Net cash used in investing activities ...............................................	(137,788)	(463,008)	(169,500)
Cash provided by financing activities:
Borrowings from affiliates .........................................................	—	—	84,710
Repayments to affiliates .............................................................	—	—	(116,005)
Contributions by members .........................................................	92,889	420,482	305,588
Distributions to members ...........................................................	(88,920)	—	—
Net cash provided by financing activities .......................................	3,969	420,482	274,293

Net (decrease) increase in cash and cash equivalents .....................	(33,533)	(43,734)	104,785
Cash and cash equivalents at beginning of period...........................	61,051	104,785	—
Cash and cash equivalents at end of period.....................................	$27,518	$61,051	$104,785

The accompanying notes are an integral part of these financial statements.

ILLINOIS EXTENSION PIPELINE COMPANY, L.L.C.
STATEMENTS OF FINANCIAL POSITION

	As of December 31,
	2016	2015
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents ...............................................................	$27,518	$61,051
Receivables, trade and other.............................................................	1,055	—
Due from affiliates (Note 7)..............................................................	9,758	5,461
Other current assets ..........................................................................	123	57
	38,454	66,569
Property, plant and equipment, net (Note 4)............................................	812,894	790,649
Other assets .............................................................................................	1,103	—
	$852,451	$857,218
LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Due to affiliates (Note 7)..................................................................	$1,320	$33,453
Accounts payable and other (Note 5)...............................................	3,407	56,562
Property and other taxes payable......................................................	439	1,944
	5,166	91,959
Deferred Revenue...................................................................................	1,880	—
Deferred Revenue - affiliate...................................................................	1,006	—
	8,052	91,959
Members' equity (856,958,838 units and 764,070,051 units as of
December 31, 2016 and December 31, 2015, respectively)...................	844,399	765,259
	$852,451	$857,218

The accompanying notes are an integral part of these financial statements.

ILLINOIS EXTENSION PIPELINE COMPANY, L.L.C.
STATEMENTS OF MEMBERS' EQUITY

	Enbridge Energy Company, Inc. (65%)	Lincoln Pipeline LLC (35%)	Total Members' Equity
	(in thousands; except units)
Balance at December 31, 2013.................	$38,005	—	$38,005
Contributions (Note 7)..............................	185,332	120,256	305,588
Net loss................................................	(7)	(1)	(8)
Balance at December 31, 2014.................	$223,330	$120,255	$343,585

Balance at December 31, 2014.................	$223,330	120,255	$343,585
Contributions (Note 7)..............................	273,314	147,168	420,482
Net income................................................	775	417	1,192
Balance at December 31, 2015.................	$497,419	$267,840	$765,259

Balance at December 31, 2015.................	$497,419	267,840	$765,259
Contributions (Note 7)..............................	60,378	32,511	92,889
Distributions (Note 7)...............................	(57,798)	(31,122)	(88,920)
Net income................................................	48,861	26,310	75,171
Balance at December 31, 2016.................	$548,860	$295,539	$844,399

Units at December 31, 2016......................	557,023,245	299,935,593

The accompanying notes are an integral part of these financial statements.

ILLINOIS EXTENSION PIPELINE COMPANY, L.L.C.
NOTES TO FINANCIAL STATEMENTS

1.    LIMITED LIABILITY COMPANY ORGANIZATION AND NATURE OF OPERATIONS

Illinois Extension Pipeline Company, L.L.C., referred to herein as we, us, our, or the Company, was formed under the name Enbridge Pipelines (Illinois), L.L.C. on December 15, 2006, the date of inception, for the primary purpose of building and operating a 168-mile, 24-inch diameter oil pipeline from Flanagan, Illinois to Patoka, Illinois. The pipeline system has an initial capacity of 300,000 barrels per day, or Bpd, as well as additional tankage and two pump stations, referred to herein as the Southern Access Extension. The project was placed into service in December 2015.

On July 10, 2014, Enbridge Energy Company, Inc., or Enbridge, and Lincoln Pipeline LLC, or Lincoln, a subsidiary of Marathon Petroleum Company, L.P, executed an agreement, or the Agreement, effective July 1, 2014, which amended and restated the original agreement and admitted Lincoln as a member. Enbridge and Lincoln, collectively referred to herein as the Members, hold a 65% and a 35% ownership interest in us, respectively.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Use of Estimates

We prepare our financial statements in accordance with generally accepted accounting principles in the United States of America, or U.S. GAAP. Our preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and the disclosure of contingent assets and liabilities. We regularly evaluate these estimates utilizing historical experience, consultation with experts and other methods we consider reasonable in the circumstances. Nevertheless, actual results may differ significantly from these estimates. We record the effect of any revisions to these estimates in our financial statements in the period in which the facts that give rise to the revision become known.

Revenue Recognition

Our revenues are primarily derived from interstate transportation of crude oil and liquid petroleum under tariffs regulated by the Federal Energy Regulatory Commission. The tariffs established for our state pipeline specify the amounts to be paid by shippers for transportation services we provide between receipt and delivery locations and the general terms and conditions of transportation services on the respective pipeline systems. We recognize revenue upon delivery of products to our customers, when pricing is determinable, collectability is reasonably assured and there is evidence of an arrangement. We generally do not own the crude oil and liquid petroleum that we transport, and therefore, we do not assume significant direct commodity price risk. All long-term ship-or-pay contracts contain make-up rights. Make-up rights are granted when minimum volume commitments are not utilized during the period but under certain circumstances can be used to offset overages in future periods, subject to expiration periods. We recognize revenue associated with make-up rights at the earlier of when the make-up volume is shipped, the make-up right expires, or when it is determined that the likelihood that the shipper will utilize the make-up right is remote.

Cash and Cash Equivalents

Cash equivalents are defined as all highly marketable securities with original maturities of three months or less when purchased. The carrying value of cash and cash equivalents approximates fair value because of the short term to maturity of these investments.

Allowance for Doubtful Accounts

Our accounts receivable are primarily from shipments of crude oil. To mitigate credit risks related to our accounts receivable, we have in place a rigorous credit review process. We closely monitor market conditions in order to make a determination with respect to the amount, if any, of credit to be extended to any given customer and the form and amount of financial performance assurances we require. Such financial assurances are commonly provided to us in the form of standby letters of credit, “parental” guarantees or advance cash payments.

We establish provisions for losses on accounts receivable when we determine that we will not collect all or part of an outstanding balance. Collectability is reviewed regularly and an allowance is established or adjusted, as necessary, using the specific identification method. On the basis of our specific identification method, we did not have a provision for losses on accounts receivable as of December 31, 2016 and 2015.

Property, Plant and Equipment

We record property, plant and equipment at its original cost. We capitalize expenditures which have a useful life greater than one year for: (1) assets purchased or constructed; (2) existing assets that are replaced, improved, or the useful lives have been extended; or (3) all land, regardless of cost. Acquisitions of new assets, additions, replacements and improvements, other than land, costing less than the minimum rule, in addition to maintenance and repair costs, including any planned major maintenance activities, are expensed as incurred. During construction, we capitalize direct costs, such as labor and materials, and other costs, such as direct overhead. Prior to the execution of the Agreement, we also capitalized the interest on borrowings. The interest cost we incurred was directly offset by the amount of interest we capitalized on our outstanding construction costs.

We depreciate property, plant and equipment on a straight-line basis over the lesser of its estimated useful life or the estimated remaining lives of the crude oil reserves in the regions the assets serve. Our determination of the useful lives of property, plant and equipment requires us to make various assumptions, including the supply of and demand for hydrocarbons in the markets served by our assets, normal wear and tear of the facilities, and the extent and frequency of maintenance programs. We routinely utilize consultants and other experts to assist us in this process.

Impairment

We evaluate the recoverability of our property, plant and equipment when events or circumstances such as economic obsolescence, the business climate, legal and other factors indicate we may not recover the carrying amount of the assets. We continually monitor our businesses, the market and business environments to identify indicators that could suggest an asset may not be recoverable. We evaluate the asset for recoverability by estimating the undiscounted future cash flows expected to be derived from operating the asset as a going concern. These cash flow estimates require us to make projections and assumptions for many years into the future for pricing, demand, competition, operating cost, contract renewals and other factors.

If an asset’s carrying value exceeds the sum of its estimated undiscounted future cash flows, we recognize a non-cash impairment loss equal to the excess of the asset’s carrying amount over its fair value. No impairment charges were recognized during the years ended December 31, 2016, 2015 and 2014.

Asset Retirement Obligations

Some of our assets have contractual or regulatory obligations to perform remediation when the assets are abandoned. These assets, with regular maintenance, will continue to be in service for many years to come. It is not possible to predict when demand for our services will cease and we do not believe that such demand will cease for the foreseeable future. Accordingly, we believe the date when these assets will be abandoned is indeterminate. As a result, we cannot reasonably estimate the fair value of the associated asset retirement obligations. We will record asset retirement obligations in the period in which sufficient information becomes available for us to reasonably determine the settlement dates.

Commitments, Contingencies and Environmental Liabilities

We recognize liabilities for other commitments and contingencies when, after fully analyzing the available information, we determine it is either probable that an asset has been impaired, or that a liability has been incurred and the amount of impairment or loss can be reasonably estimated. When a range of probable loss can be estimated, we accrue the most likely amount, or if no amount is more likely than another, we accrue the minimum of the range of probable loss. We expense legal costs associated with loss contingencies as such costs are incurred.

We expense or capitalize, as appropriate, expenditures for ongoing compliance with environmental regulations that relate to past or current operations. We expense amounts we incur for remediation of existing environmental contamination caused by past operations that do not benefit future periods by preventing or eliminating future contamination. We record liabilities for environmental matters when assessments indicate that remediation efforts are probable, and the costs can be reasonably estimated. Estimates of environmental liabilities are based on currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of inflation and other factors. These amounts also consider prior experience in remediating contaminated sites, other companies' clean-up experience and data released by government organizations. Our estimates are subject to revision in future periods based on actual costs or new information and are recorded at their undiscounted amounts. We always have the potential of incurring additional costs in connection with environmental liabilities due to variations in any or all of the categories described above, including modified or revised requirements from regulatory agencies, in addition to fines and penalties, as well as expenditures associated with litigation and settlement of claims. We evaluate recoveries from insurance coverage separately from the liability and, when recovery is probable, we record and report an asset separately from the associated liability in our financial statements. For the years ended December 31, 2016 and 2015, we do not have any outstanding liability and have not recorded any expenses related to environmental or other contingencies.

Income Taxes

We are not a taxable entity for United States federal income tax or state income tax purposes in the state we operate and as a result there were no income taxes paid for the years ended December 31, 2016, 2015 and 2014. Taxes on our net income generally are borne by our Members through the allocation of taxable income.

Allocation of Net Profits and Losses

We allocate net profits and losses in accordance with our Agreement, which are based on each Member’s interest.

3. CHANGES IN ACCOUNTING POLICY

Future Accounting Policy Changes

Revenues from Contracts with Customers

Since May 2014, ASU Nos. 2014-09, 2015-14, 2016-08, 2016-10 and 2016-12 were issued with the intent of significantly enhancing consistency and comparability of revenue recognition practices across entities and industries. The new standard establishes a single, principles-based five-step model to be applied to all contracts with customers and introduces new and enhanced disclosure requirements. The standard is effective January 1, 2019 for non-public entities with a calendar year end. Early adoption for non-public entities is permitted as of January 1, 2018, which is the effective date of the standard for public entities. We plan to adopt the new standard effective January 1, 2018. The new revenue standard permits either a full retrospective method of adoption with restatement of all prior periods presented, or a modified retrospective method with the cumulative effect of applying the new standard recognized as an adjustment to opening retained earnings in the period of adoption. We are currently assessing which transition method to use.

We reviewed a sample of our revenue contracts in order to evaluate the effect of the new standard on our revenue recognition practices. While we have not yet completed our assessment, we tentatively do not expect these changes to have a material impact on our net income. We are also developing processes to generate the disclosures required under the new standard.

4.    PROPERTY, PLANT AND EQUIPMENT

Our property, plant and equipment is comprised of the following:

	Depreciation Rates	December 31, 2016	December 31, 2015
	(in thousands )
Land......................................................................	—	$316	$1,077
Rights-of-way......................................................	3.33%	96,656	30,899
Pipeline and other................................................	3.33%	743,722	758,995
Vehicles, office furniture and equipment.............	20.00%	388	257
Construction in progress .....................................		1,660	917
Total property, plant and equipment.............		842,742	792,145
Accumulated depreciation...................................		(29,848)	(1,496)
Property, plant and equipment, net...............		$812,894	$790,649

On April 19, 2016, we sold two tracts of land located in Macon County, Illinois with a carrying amount of $1.0 million to Tri-State Holdings, LLC, or Tri-State, a wholly-owned subsidiary of Enbridge and Enbridge Energy Partners, L.P., or EEP, for $0.7 million. For more information, refer to Note 7. Related Party Transactions.

5.    ACCOUNTS PAYABLE AND OTHER

Our accounts payable and other is comprised of the following:

	December 31, 2016	December 31, 2015

Accounts payable.......................................................................	$624	$6,557
Accrued payables ......................................................................	1,290	17,055
Contractor Hold..........................................................................	1,493	32,950
Accounts payable and other........................................................	$3,407	$56,562

6.    COMMITMENTS AND CONTINGENCIES

Future Minimum Commitments

At December 31, 2016 and 2015, we had outstanding commitments of $0.4 million and $47.0 million, respectively, related to purchases for construction of the Southern Access Extension. We anticipate that expenditures to be incurred in 2017 will be funded by capital contributions from our Members.

7.    RELATED PARTY TRANSACTIONS

Operating and Administrative – Affiliate

We do not directly employ any of the individuals responsible for managing or operating our business, nor do we have any directors. Enbridge and its affiliates provide management and we obtain managerial, administrative, operational and workforce related services from affiliates of Enbridge pursuant to service agreements among affiliates of Enbridge and us. Pursuant to these service agreements, we have agreed to reimburse affiliates of Enbridge for the cost of managerial, administrative, operational and director services they provide to us. Where directly attributable, the cost of all compensation, benefits expenses and employer expenses for these employees are charged directly by Enbridge to the Company.

The affiliate amounts incurred by us for services received pursuant to the operating and services agreements are reflected in “Operating and administrative – affiliate” on our statements of income (loss).

Affiliate Receivables

Our accompanying statements of financial position include $9.8 million of affiliate receivables at December 31, 2016. Substantially all of the balance is related to transportation services we provided to Marathon Petroleum Company, L.P. There were $5.5 million of affiliate receivables at December 31, 2015. Approximately $4.0 million of the balance related to transportation services provided to Marathon Petroleum Company, L.P., with the remaining balance related to other affiliate transactions with Enbridge. For the years ended December 31, 2016 and 2015, $110.0 million and $4.0 million, respectively, of our revenues were derived from Marathon Petroleum Company, L.P.

Affiliate Payables

Our accompanying statements of financial position include affiliate payables of $1.3 million and $33.5 million at December 31, 2016 and 2015, respectively. Our affiliate payables are primarily with Enbridge (U.S.) Inc. for reimbursement of construction and operating costs paid by Enbridge (U.S.) Inc. on our behalf.

On July 10, 2014, we entered into an operating, construction and management agreement with Enbridge Services (CMO) L.L.C. whereby we pay a construction fee equal to 2 percent of the quarterly capitalized costs incurred in the preceding quarter plus reimbursement of expenses. At December 31, 2016 and 2015, we have affiliate payables of $0.2 million and $2.0 million, respectively, with Enbridge Services (CMO) L.L.C. related to this agreement.

Land Sale to Tri-State

On April 19, 2016, we sold two tracts of land located in Macon County, Illinois with a carrying amount of $1.0 million to Tri-State, a wholly-owned subsidiary of Enbridge and EEP, for $0.7 million. The loss on disposal of $0.3 million for the year ended December 31, 2016, is included in "Operating and administrative - affiliate" expense on our statements of income (loss).

Lease and Storage Services Agreement

We have an agreement with EEP, pursuant to which we built two storage tanks at EEP’s storage facility in Flanagan, Illinois. EEP leases the tanks from us and operates them. We will pay EEP operating fees for the operation of the tanks. For the years ended December 31, 2016, 2015 and 2014, we paid no operating fees to EEP.

Member Contributions

For the years ended December 31, 2016, 2015 and 2014, contributions from all Members totaled approximately$92.9 million, $420.5 million and $305.6 million, respectively. The proceeds from capital contributions were used to finance the construction costs related to the Southern Access Extension.

Member Distributions

For the year ended December 31, 2016, distributions to Members totaled approximately $88.9 million. For the year ended December 31, 2015 and 2014, there were no distributions to Members.

All available cash, less cash reserves, is distributed to Members in proportion to their respective Members’ interests on a quarterly basis.

8.    SUPPLEMENTAL CASH FLOWS INFORMATION

The following table provides supplemental cash flow information for the “Cash flows from investing activities” section of the statements of cash flows. The following is a reconciliation of additions to property, plant and equipment to total capital expenditures:

	For the year ended December 31,
	2016	2015	2014
	(in thousands)
Total capital expenditures ...................................................	$51,556	$484,003	$216,972
Decrease (Increase) in construction payables .....................	86,936	(21,032)	(47,472)
Cash used for additions to property, plant and equipment...	$138,492	$462,971	$169,500

9.    SUBSEQUENT EVENTS

We have evaluated events subsequent to December 31, 2016 through March 27, 2017, the date the financial statements were available to be issued and did not identify any events that would require disclosure to the footnotes to our financial statements other than those listed below.

Member Distributions

Since December 31, 2016, we paid cash distributions of $4.6 million and $2.5 million to Enbridge and Lincoln, respectively.